EXHIBIT 99.3

On August 6, 2020, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator

Welcome to inTEST Corporation’s 2020 Second Quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant-Oiye IR Consultant

Thank you, Operator. And thank you for joining us for inTEST’s 2020 second quarter financial results conference call. With us today is Hugh Regan, inTEST’s Treasurer, Chief Financial Officer and interim CEO. Hugh will briefly review the changes in the company’s management and the quarter’s highlights, current business trends, inTEST’s detailed financial results for the quarter and finally will discuss guidance for the 2020 third quarter. We'll then have time for any questions. If you have not yet received a copy of today's releases, they can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information in advance of this call, which can be downloaded from our website on the Investor Relations page. The Supplemental Information is offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of the Company’s quarterly results conference call.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution interruptions, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address our cash requirements; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers including as a result of the COVID-19 pandemic; success of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended March 31, 2020 and subsequent quarterly reports on Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website, www.intest.com.

And lastly, we will be participating in the following virtual investor conferences in September: LD Micro, Collier & Company (formerly Dougherty) and Lake Street Capital Markets. And with that, let me now turn the call over to Hugh Regan. Please go ahead, Hugh.

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Thank you, Laura. Welcome, everyone, and thank you for joining us for our second quarter 2020 financial results conference call. First of all, I hope all of you and your families are healthy and safe. Before we go into the detail of our normal quarterly results review, I’d first like to provide you a brief update on our response to COVID-19 and how we are managing through it. And then I want to give you some information with respect to the transition underway in our CEO office.

On our Q1 financial results call, we laid out our three top priorities as they pertain to the COVID-19 pandemic and recovery as being safety, continuing to meet our customer requirements, and assuring continuity and liquidity in all of our businesses – and that has not changed. These remain the greatest areas of importance as we continue to navigate this challenging environment and provide the critical support our customers require to meet their technical roadmaps.

Operations capabilities are largely back to normal and our supply chain is holding up well; and while we’ve continued to make some shifts on sourcing certain items here and there –the demand for our products and the long-term drivers of our growth have not abated and we’ve fortunately not encountered any major disruptions. We have strong COVID-19 safety measures in place at all our sites worldwide and are operating with special measures in place to ensure the safety of our employees and to reduce the risk of operational disruption. We are taking a conservative, phased and site-specific approach to returning our team members on-site, prioritizing our manufacturing workforce and engineering teams. Until this pandemic is behind us, we will remain vigilant to ensure the safety of our employees while providing the best possible customer support. And now I would like to turn to our CEO transition.

We are very pleased to announce that Richard Grant, Jr., who prefers to go by “Nick,” has been appointed the new President and CEO of the Company and will be joining us on August 24. He will also be joining our Board of Directors, replacing our prior President and CEO, Jim Pelrin, who has resigned from his executive roles with the Company as well as the Board of Directors effective today, but will continue to advise the company in the transition as a consultant. Nick comes to us with quite an impressive resume and over three decades of experience in executive management roles within a number of well-respected international industrial products companies. He was the outstanding candidate from a number of potentials that were identified in the course of the Board’s conducting a national executive search over the last months. Rather than spend a lot of time on this call reviewing the details of his career, I will refer you to our press release and merely say that I believe you will find him to be quite capable and charismatic with an outstanding track record when it comes to executive management skills as well as product, market and customer development. He’s been through many transitions and acquisitions and the Board and I are quite excited to have him joining us as the Company’s new visionary and leader. I would like to thank Jim for the opportunity to have worked with him and acknowledge his long service – 19 years – to the Company, most recently as our CEO since 2018. And now I’d like to move on to a discussion of our financial performance for the second quarter ended June 30th.

Our results for the second quarter exceeded expectations, resulting in both revenue and profitability growth; and while the overall environment continues to be challenging, largely in light of COVID, we are seeing positive signs in the markets we serve, particularly as they relate to semiconductor manufacturers. In fact, each of our 3 business units have reported an uptick in semi activity.

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Technological advancements in Electric Vehicles are developing at a very fast pace and our EV business is growing steadily along with the increased demand in the market. We booked $873,000 to EV manufacturers during the second quarter, bringing our year-to-date total to just over $1 million.

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The defense/aerospace market continued to be iTS’ second largest market for both bookings and revenue in Q2 and is showing no signs of softening. Strength in defense/aerospace during the quarter bolsters all three iTS brands: Temptronic, Sigma and Thermonics.

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Demand for our Thermonics’ cryogenic process Chillers continues on a very strong level, with Q2 bookings of $790,000, bringing the year-to-date total to $1.56 million. While in the past we have highlighted the strategic advancements our Chillers are making in the cannabis market, our bookings this quarter were 100% defense/aerospace applications.

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In the manipulator product line, while inTEST EMS supports the entire spectrum of Automatic Test Equipment (or ATE) test heads, our renewed focus is on the newer, heavier weight ATE Test Heads in the 400 to 800 Kg range. Manipulating and docking these very large electronic apparatuses requires special features and capabilities. Our new motorized manipulator offerings satisfy extreme requirements.

A good part of EMS’ growth in the second quarter has been in support of power management devices for the mobile handset market, and the home computing space where many people are working or studying from home during the Covid-19 Pandemic.

We are seeing that companies in general are realizing they can remain in production mode in a COVID restricted world. Specifically, for inTEST, our customers have a higher level of confidence than they did at the onset of the pandemic in their respective abilities to plan and execute and therefore their need for more equipment from us as the pandemic unfolds. Q2 consolidated bookings of $13.9 million were consistent with the $13.8 million reported in the first quarter and order flow has strengthened, especially in the analog-mixed signal production test sector, which you’ll see reflected in our guidance for the third quarter. For the second quarter, semi bookings increased 9% sequentially to $7.3 million, while Multimarket bookings for the same period decreased 7% to $6.6 million. On a long-term basis a diverse set of end applications is driving our business growth, confirming our Multimarket strategy. On a quarter basis, the sequential decline in Multimarket bookings was largely due to the fact that we had very strong orders that came in at the end of the first quarter, which makes the comparison difficult if not less meaningful. While most of our Multimarket customers have been essential and have remained open, there are a number who are not … places like fabricators, integrators, weld shops and auto manufacturers… who were closed down during the quarter by mandate and were not able to open for business or are still well below normal business levels.

Q2 consolidated revenues of $13.3 million increased 18% sequentially, and were 2% above our guidance and 10% above consensus, largely fueled by the semi market which as I just noted has increasingly shown strength.

Breaking down overall revenues, semi revenues for the second quarter increased 37% sequentially to $6.9 million, and Q2 Multimarket revenues increased by 3% to $6.4 million. Multimarket revenues were predominantly driven by industrial and defense/aerospace markets. As we have noted in the past, our ultimate goal is to grow Multimarket business to reduce the impact of the volatility that is inherent in the Semi Market.

Let’s now turn to our two operating segments, beginning with Thermal, which consists of Ambrell and iTS. Thermal is responsible for all Multimarket revenue, as well as important revenue from Semiconductor front-end manufacturing and back-end test.

Despite the continued impacts of COVID-19, business activity was good and we enter Q3 with a stronger backlog, with several key projects and ongoing orders that we expect will close in the third quarter. Q2 thermal bookings of $10.4 million were relatively consistent with $10.5 million reported in Q1, and thermal net revenues for the quarter of $9.5 million were up 2% compared with the $9.3 million reported in Q1.

The pandemic has limited our ability to provide service to certain of our customers, which typically has contributed approximately 8-10% of consolidated revenues. This is due to travel restrictions imposed during the quarter along with customers prohibiting onsite visits. The net result of this is reduced service revenue, which in turn has negatively impacted our gross margin. Compared to the year ago period, consolidated service revenues are down 29%.

Semiconductors remain an important driver of our thermal business, driven by continued important orders in wafer deposition and silicon carbide crystal growth. Key thermal market applications also include Defense/Aerospace and Industrial, which includes Packaging, Automotive and Medical. These applications, as well as semi, continue to account for the majority of business.

We continue to focus on advanced applications within our thermal segment, which are key to our long-term growth drivers and advance our technical capabilities as well as diversification.

Now let’s turn to the EMS Products Segment, which predominantly serves production test for analog and mixed signal semiconductor applications. The semiconductor market has been much stronger recently, which our EMS business clearly reflects. Q2 EMS bookings increased 6% sequentially to $3.5 million and EMS revenues of $3.8 million were up 100% sequentially.

Our business model is one of our significant strengths and is based on identifying strategic opportunities in a wide array of markets and industries and leveraging our technology and product suite to partner with our customers. We provide them with the best technology for their application and to advance their technological roadmaps – all towards building a strong preferred vendor relationship.

One of the more noteworthy things we are seeing is the growth of our Thermonics Chiller brand within our Thermal segment. This business continues to gain momentum and is becoming an exciting driver of future growth. Organic growth of this nature requires commitment and perseverance, but we are excited by its potential. We’ve talked quite a bit about the cannabis business related to Chillers, but we believe the most important aspect is the broad demand that Chillers, like induction heating tools, command. They can be sold to a cross section of customers – OEMs, end users, and integrators and in addition to the cannabis market, we have myriad customers we are actively engaged with, representing markets such as defense/aerospace as I noted earlier, as well as semi and the broader industrial market. As usual, we’re precluded from giving specific details regarding customers etc., but we will keep you updated on our progress in this arena.

As we noted last quarter, relative to M&A, uncertain economic conditions along with scarce resources due to COVID-19 have by necessity taken precedence over our long-term growth strategy, and we have not seen a change. While our M&A activity of course is an important component of our growth strategy, there was no activity in the second quarter.

I will now turn to my detailed financial review.

I provided details of bookings and net revenues earlier in the call.

Our second quarter gross margin of 46% came in at the high end of our guidance range and was up from the 43% gross margin we reported for the first quarter, reflecting a more favorable absorption of fixed production costs at the higher revenue levels, which was partially offset by increased component material costs, which grew from 30.3% in Q1 to 33.0% in Q2. Fixed manufacturing costs decreased 3% or $82,000 during the quarter, due to reductions in operations staff.

Selling expense decreased by 14% sequentially to $1.8 million for the second quarter, driven primarily by reduced levels of travel as well as lower salary and benefit costs, and to lesser extent, reduced spending on advertising and lower commission expense.

Engineering and product development expense decreased 6% sequentially to $1.2 million primarily as a result of decreased use of third-party product development consultants as well as reduced patent legal costs.

General and administrative expense was $2.9 million for both the first and second quarters, with reduced salary and benefit expense fully offset by increases in professional fees and profit related bonus accruals.

We accrued income tax expense of $13,000 in the second quarter, reflecting a 7% effective tax rate. This compares to a $250,000 income tax benefit booked in the first quarter, which reflected an effective tax rate of 18%. We expect that our effective tax rate will range from 15% to 17% throughout the balance of 2020. The lower effective tax rate in the second quarter was driven by additional book to tax return adjustments.

For the second quarter we reported earnings of $170,000 or $0.02 per diluted share, compared to a net loss of $(1.1) million or $(0.11) per diluted share for the first quarter. Our second quarter earnings exceeded our EPS guidance by $0.02 and the consensus EPS estimates by $0.08 per share.

Diluted average shares outstanding were 10.3 million for the second quarter of 2020. During the second quarter, we issued 15,840 shares of restricted stock and did not repurchase any shares.

EBITDA was $672,000 for the second quarter, compared to $(927,000) in the first quarter.

Consolidated headcount at June 30 was 197, a reduction of 8 or 4% from the level we had at March 31.

I’ll now turn to our balance sheet.

Cash and cash equivalents grew by $106,000 sequentially to $7.4 million and cash flow provided by operations was $200,000 for the second quarter. We currently expect cash and cash equivalents to increase by year end and as of today, cash stands at $6.5 million.

Accounts receivable increased $1.4 million during the second quarter and was $9.5 million at June 30 with 65 DSO (no change from March 31). Inventories increased $210,000 or 3% sequentially.

Our backlog at the end of June was $8.7 million, up from $8.1 million at March 31.

As to guidance, as noted in our earnings release, for the third quarter we are guiding up for both revenues and EPS. We expect that net revenues for the quarter ending September 30, 2020 will be in the range of $13.5 million to $14.5 million and that our GAAP financial results will range from net earnings of $0.01 to $0.06 per diluted share. On a non-GAAP basis, our adjusted net earnings per diluted share will range from $0.04 to $0.09 per diluted share and we currently expect our third quarter gross margin will range from 46% to 48%.

Our guidance is predicated on business trends we are currently seeing as well as our expectations for the balance of the quarter. We are encouraged by the overall improvement in our orders and the tone from our customers, and as I noted earlier, I believe companies in general are realizing they can remain in production mode in a COVID restricted world. But there is still uncertainty related to the pandemic’s resurgence and we are being cautiously optimistic until we have a better sense as to how it will all play out.

While there is still considerable end-market uncertainty, further compounded by the pandemic and the geopolitical uncertainty related to China, the diversification of our customer base remains the anchor of our business, and we believe our long-term fundamentals remain firmly intact.

Finally, I would once again like to thank Jim Pelrin for his 19 years of dedicated service to inTEST Corporation and wish him well. And we look forward to welcoming our new incoming CEO, Nick Grant, when he joins us later this month. Until then, I am happy to keep the CEO chair warm.

Operator, that concludes our formal remarks. We can now take questions.

Operator

[Operator Instructions] And our first question will come from Theodore O'Neill with Litchfield Hills Research.

Theodore Rudd O'Neill Litchfield Hills Research, LLC

Congratulations on a great quarter. Hugh, you may have addressed this obliquely or directly in your prepared remarks, but the drop in industrial bookings quarter-to-quarter and year-over-year, could you talk about that?

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Sure. Well, quarter-over-quarter, we really do think that it was a function of the first quarter timing issues as I noted during my conversation. Year-over-year, remember, as I talked about earlier, our service revenues are off because of COVID. And that is a significant -- well, it's a component of the revenues for our Thermal group, and that's why you're seeing that off year-over-year. Also, our flow business – what we described as our flow business, which is recurring orders of EASYHEATs are also off because customers that have purchased those are either closed or not operating at normal business levels.

Theodore Rudd O'Neill Litchfield Hills Research, LLC

And I think at times in the past, you may have talked about 5G rollout as an opportunity for you. Is – do you have any comment in that area?

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

No. While Jim had talked about that in the past during the quarter, we didn't really have any business specifically attributable to 5G.

Operator

[Operator Instructions] We'll now take our next question from Dick Ryan with Colliers.

Richard Allen Ryan Colliers Securities LLC, Research Division

So, I think last quarter, you were opening up a Fremont facility with limited employees, but I'm assuming it was down the road from the EV player. And I missed what you said earlier in the conversation here about what your EV bookings were. Can you kind of give us an update on the Fremont facility, what your expectations are? And then can you clarify what you said of your EV bookings?

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Sure. The Fremont facility has been reopened as we talked about. The bookings there were $873,000, while actually not in Fremont, they were booked by our Ambrell group to the EV manufacturers during the second quarter, bringing that to just over 1 million, Dick. And what was the follow-up question? I apologize, I just did not hear that.

Richard Allen Ryan Colliers Securities LLC, Research Division

And just -- I mean, is that just to serve the EV marketplace? Or are there other verticals that that Fremont facility is going to serve?

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Well, actually, the Fremont facility doesn't serve the EV market. You may remember that that's Ambrell and its induction heating tools, and that's based out of Rochester. Our Fremont facilities are just our interface facility. So that supports our semiconductor customers. So -- but our induction heating group continues to do very well and has a number of customers other than EVs that it continues to support. I'm not at liberty to discuss those customer names as I mentioned during the call, but it's a wide variety that were driving business during the quarter.

Richard Allen Ryan Colliers Securities LLC, Research Division

Okay. When you look at your guidance for Q3, how are you splitting that? What are your expectations for Multi Market and Semi side?

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Well, with the current strength we're seeing in Semi, my expectation would be that we would continue to see that in the third quarter based upon what we're seeing from VLSI and other data sources that we have. Utilization rates are expected to be very strong in Q3 for our semi business. My expectation is that we'll also see an improvement in our Multi Market business as a result of a number of opportunities that we're currently pursuing with various customers.

Richard Allen Ryan Colliers Securities LLC, Research Division

Okay. And can you talk a little bit more on the CEO transition. What the Board is attempting to do? I know the release said something like unlocking the potential. What's the Board's view of what hasn't happened or what they want to have happened?

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Well, I think Jim has been with the company for quite some time and left us, as you know, today. I think the Board was looking for a new leader to take the company and move it forward with its long-term strategy of growing through acquisition. Nick brings a significant level of experience in that area to the company, and we're very excited about having him join us as our new visionary and leader. So I know personally, I really look forward to working with Nick and hoping that we can grow the company further through acquisition as we've discussed in the past with investors.

Operator

[Operator Instructions] And it appears there are no further telephone questions. I'd like to turn the conference back over to our presenter for any additional or closing remarks.

Hugh Regan Treasurer, CFO & Secretary, Interim CEO

Well, thank you for your interest in inTEST, everyone. We appreciate you listening in. If you have further questions don't hesitate to call Laura or me. We look forward to seeing you online at the virtual conferences Laura mentioned earlier and to updating you on our progress when we report our results for the third quarter. Everyone stay safe and healthy, and have a good evening.

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